Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Penn Virginia Resource GP, LLC:

We consent to the use of our report included herein, with respect to the balance sheet of Penn Virginia Resource GP, LLC, the general partner of Penn Virginia Resource Partners, L.P., as of December 31, 2008, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG, LLP

Houston, Texas
September 24, 2009